EXHIBIT 10.2

Sunterra Resorts, 3865 West Cheyenne Avenue, North Las Vegas, NV 89032

June 25, 2004

Bob Krawczyk 200 South Orange Avenue Suite 1800 Orlando, Florida 32801

Ref:	Offer Letter

Dear Bob:

The specifics of your offer of employment with Sunterra Corporation are outlined below:

Start Date:

Subject to the terms of this letter, your employment with Sunterra Corporation will begin on Wednesday, August 4th, 2004.

Position:

Your position will be at Sunterra Corporation in Las Vegas, Nevada and you shall perform such duties and services that are assigned to you by this Company. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as Vice President and Corporate Controller. You will be reporting to Steve West, Chief Financial Officer.

Base Salary:

Your base salary will be $200,000 a year, paid in bi-weekly intervals of $7, 692.30 and subject to applicable withholdings for FICA, state and federal taxes. The Sunterra Corporation salary program provides performance-based salary reviews for future salary progression.

Annual Incentive (Bonus):

You will be eligible to participate in the discretionary bonus program and earn up to 20% of your annual salary. Your actual incentive payout will be based upon achieving specified performance criteria to be established and approved with your manager.

Stock Options:

As soon as practicable following the date you begin employment with the Company, you will be granted an option to purchase 40,000 shares of the common stock of the Company pursuant to the Company’s 2002 Stock Option Plan. The options will be subject to the terms and conditions of the Stock Option Plan and shall have such other terms and conditions as are set forth in the Stock Option Agreement (e.g., strike price, vesting and exercise requirements) describing the stock option grant.

Benefits:

Sunterra Corporation offers a comprehensive array of employee benefit programs, to provide peace of mind on various personal concerns. You are eligible for the health and welfare benefit programs on the first day of the month following your employment. You and your eligible dependents will be covered by these benefits as per your coverage elections. You will accrue 3 weeks of vacation per year. Additional vacation will be discussed as tenure increases.

Information on these plans and other benefit programs such as short-term disability, long-term disability, and employee life insurance will be provided to you after you begin your employment with us.

In the event that changes are made to any of the benefit plans , the changes will apply to you as they do other employees of the Company.

Relocation:

You will be reimbursed for reasonable relocation expenses including the cost of two trips to Las Vegas with your family to find housing and perform other duties. Sunterra will also provide temporary housing for up to three months during the period you are acquiring permanent housing. Resonable expenses include costs to move your household, travel costs and meals during your move according to Sunterra’s employee relocation policy.

Employment Term:

In accepting this offer you understand and agree that your employment with the Company is “at will.” As such, you agree that either you or Sunterra Corporation may end the employment relationship at any time, with or without notice and with or without cause. By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and Sunterra Corporation and that you accept and agree to the terms as outlined.

Termination:

In the event that you are terminated without cause or for a good reason, you will be entitled to continuation of salary (less applicable withholding or similar taxes) at the rate in effect on the termination date for a period of 6 months following the date of termination.

Sincerely,

/s/ Steve West
Steve West Chief Financial Officer

cc: Personnel File

ACCEPTED AND AGREED TO:

/s/ Bob Krawczyk	7/6/04
Bob Krawczyk	DATE